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                                                                    EXHIBIT 99.1


              Asyst Technologies Announces Strategic Alliance with
                         Japanese Robotic Company MECS

Proposed transaction strengthens Asyst's fab automation solutions for the global semiconductor industry while expanding its direct presence in Japan

TOKYO, Japan, Sept. 22, 1999 - Asyst Technologies, Inc. (Nasdaq NM: ASYT), a leading supplier of advanced manufacturing solutions for the semiconductor industry, today announced a strategic alliance with Nagoya-based MECS Corp.-one of Japan's leading suppliers of robotic systems used to automate today's sophisticated semiconductor and flat panel display manufacturing tools. The two companies will cooperate in many areas, including joint product development, marketing and support for the growing installed base of Asyst products in Japan. Under terms of the agreement, Asyst will take a minority share ownership in MECS. In addition, Asyst has agreed to acquire a majority interest in MECS upon attainment by MECS of certain business objectives. Asyst and MECS believe that these goals may be achieved in the three to six month time frame.

According to Asyst Chairman and Chief Executive Officer Mihir Parikh, the MECS transaction is the latest in a series of strategic acquisitions and partnerships designed to enhance Asyst's comprehensive portfolio of value assurance systems and technologies. "The MECS tool set complements Asyst's existing robotic technologies with systems that enable high-speed precision wafer handling at a low cost of ownership. This transaction exemplifies Asyst's commitment to continually broaden its product portfolio with innovative technologies that optimize both regional and global chipmakers' ability to protect the integrity of their wafers throughout the manufacturing cycle."

Commenting on the synergy between the two organizations, MECS president Kazuo Kimata noted, "MECS has positioned itself as a leading supplier of robotic solutions in Japan, while Asyst is a global leader in tool automation. Our cooperative efforts better position MECS and Asyst to provide Japanese IC makers with the latest and most complete automation solution set in Japan."

Strategic alliance expands Asyst's presence in Japan

The Asyst/MECS partnership will greatly expand Asyst's direct presence in Japan. With revenues of $4.7 billion yen ($43 million U.S. for the year ending March
1999), five locations throughout the country and 160 employees, MECS has the critical mass necessary to handle all regional engineering, manufacturing and system-integration services for Asyst's full line of isolation and automation products. This includes the recently introduced Asyst PlusTM Portal, which provides a turnkey, tool-automation front-end solution for today's most advanced semiconductor process tools. "Asyst's ability to provide local design, manufacturing, integration and support services through MECS will be of critical importance as the Japanese semiconductor market steps through its next growth phase," explained Parikh.

Industry analysts indicate that Japan's semiconductor industry is showing increased strength. Supporting this trend, a quarter-to-quarter comparison of semiconductor equipment sales into Japan from VLSI Research, Inc. show that sales were up 40 percent in the second calendar

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quarter 1999, compared with the same quarter in 1998. Sales of equipment were nearly $1.13 billion in the second quarter 1999 compared with $805 million for the same period in 1998.

Asyst is already capitalizing on this growth as both new and existing Japanese labs turn to Asyst for their isolation and automation solutions. Since March 1999, Asyst has booked orders worth multimillions of dollars from Japan's leading chip manufacturers, which are either upgrading older labs for 0.25 micron device production or equipping new fabs for 0.18 micron technology.

Asyst reports that leading equipment manufacturers in Japan present a second, and equally compelling, market opportunity for Asyst. Like its U.S. and European counterparts, these toolmakers are increasingly turning to outside contractors to not only automate their tools, but to develop complete tool front-end solutions that enable seamless integration between original equipment manufacturer (OEM) production tools and advanced fab automation systems. Asyst aggressively supports this market need with a comprehensive portfolio of tool automation and Asyst Plus Portals, which are complete tool front-end solution sets. Through its partnership with MECS, Asyst has an even stronger platform for supporting and attracting major OEM and IC manufacturing customers. In addition, the ability to provide full regional factory support will ensure that these technologies are both tailored and optimized to meet the unique needs of the region.

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, semiconductor industry cycles, risks associated with the acceptance of new products and product capabilities and other factors more fully detailed in the Company's most recent Forms IO-K and IO-Q and annual report to shareholders.

About Asyst:

Asyst Technologies, Inc. is a leading provider of advanced technologies designed to protect and enhance customers' valued assets throughout all phases of the manufacturing process. The company's comprehensive solutions set includes 200 and 300 mm product families that deliver state-of-the-art isolation, material management, robotics and software needed to ensure seamless factory automation in the most advanced fabs worldwide. Leveraging its value assurance technologies, Asyst offers OEMs the ability to speed time to market and reduce development costs, and chipmakers the ability to achieve greater fab profitability and productivity.

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